EXHIBIT 99.1


CONTACTS:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO  or            Don Markley
Erika Luib-De la Cruz, Investor Relations         DMARKLEY@LHAI.COM
(858) 550-7896                                    (310) 691-7100

             LIGAND PHARMACEUTICALS ANNOUNCES FOURTH QUARTER RESULTS

             CONFERENCE CALL BEGINS AT 4:30 P.M. EASTERN TIME TODAY

SAN DIEGO (MARCH 15, 2007) - LIGAND PHARMACEUTICALS INCORPORATED (NASDAQ: LGND) today announced financial results for the three and 12 months ended December 31, 2006, and reviewed business highlights of the fourth quarter of 2006 and early 2007.

FINANCIAL RESULTS
         The Company sold its commercial oncology products in October 2006. The results of operations related to the oncology products have been reflected as discontinued operations for all reporting periods discussed below.
         For the fourth quarter of 2006, total revenues were $34.1 million, compared with total revenues of $35.7 million in the fourth quarter of 2005. Net product sales in the quarter were also $34.1 million, compared with net product sales of $33.4 million in the prior-year fourth quarter. Total revenues in 2006 were $141.0 million, compared with total revenue of $123.0 million in 2005. Net product sales were $137.0 million in 2006, compared with net product sales of $112.8 million in 2005.
         As a result of the sale of the Company's commercial oncology products in the fourth quarter of 2006, and the sale of AVINZA(R) in February 2007, Ligand expects that revenue in 2007 will be driven primarily by royalty payments related to sales of AVINZA.
         Operating expenses in the fourth quarter of 2006 were $32.4 million, compared with operating expenses of $37.5 million in the fourth quarter of 2005. Operating expenses in 2006 were $181.8 million (excluding a co-promotion termination charge of $131.1 million), compared with operating expenses of $144.9 million in 2005.
         In accordance with the corporate restructuring announced in January 2007, the Company's full-time workforce will be reduced by approximately 76% and the majority of commercial operations have been eliminated.
          Net income in the fourth quarter of 2006 was $141.4 million, or $1.61 per diluted share, compared with a net loss of $2.8 million, or $0.04 per share, in the comparable 2005 quarter. Income from continuing operations in the fourth quarter of 2006 was $40.6 million, or $0.42 per diluted share, compared with a loss from continuing operations of $3.7 million, or $0.05 per share, in the comparable 2005 quarter. Income from discontinued operations in the fourth quarter of 2006 was $100.7 million, or $1.00 per diluted share, compared with income from discontinued operations of $1.0 million, or $0.01 per share, in the comparable 2005 quarter.
         The net loss in 2006 was $31.7 million, or $0.39 per share, compared with a net loss of $36.4 million, or $0.49 per share, in 2005. Loss from continuing operations in 2006 was $135.9 million, or $1.69 per share, compared with a loss from continuing operations of $31.5 million, or $0.43 per share, in 2005. Income from discontinued operations in 2006 was $104.1 million, or $1.30 per share, compared with a loss from discontinued operations of $4.9 million, or $0.06 per share, in 2005.

         As of December 31, 2006, Ligand had cash, cash equivalents, short-term investments and restricted cash of $212.5 million. As of February 28, 2007, Ligand had approximately $415 million of unrestricted cash and investments. Additionally, there is $35.0 million of cash held in escrow accounts following the sales of AVINZA and our oncology product line to support potential indemnification claims by the purchasers of those assets. To the extent not utilized, the escrowed funds will become available at varying dates starting in April 2007 through February 2008. The increase in cash since the end of 2006 is due to the closing of the sale of AVINZA to King Pharmaceuticals on date February 26, 2007.
         "During the fourth quarter of 2006 and into early 2007, we took several critical steps to restructure Ligand into a highly focused R&D and royalty-driven biotech company," said John L. Higgins, President and Chief Executive Officer. "The extent of the Company's transformation is truly revolutionary, and our new business model and highly disciplined operating plan are designed to deliver value to shareholders. Through the sale of AVINZA and of our oncology product line, we now have significant financial resources to continue the development of our proprietary programs and to consider returning cash to our shareholders through a combination of a dividend and share repurchase."

FOURTH QUARTER AND EARLY 2007 HIGHLIGHTS
       Business highlights of the fourth quarter of 2006 and early 2007 include the following:
        o In March 2007, the Company announced changes to the board of directors including naming John L.
             Higgins, Todd C. Davis, Elizabeth M. Greetham and David M. Knott as directors; and the resignation of directors John Groom, Irving S. Johnson, Ph.D., Daniel Loeb, Carl C. Peck, M.D. and Brigette Roberts, M.D. Additionally, director John W. Kozarich was named chairman of the board, replacing Henry F. Blissenbach, who remains a director.
        o In February 2007, Ligand completed the sale of AVINZA (morphine sulfate extended release capsules) and associated assets to King Pharmaceuticals, Inc. in exchange for cash and royalties. Ligand received $280.4 million in cash, which represents the purchase price of $246.3 million, net of certain inventory adjustments of $18.7 million and less $15.0 million placed into escrow, plus $49.1 million in reimbursement of payments previously made to Organon and others.
        o In January 2007, Ligand announced a restructuring including the elimination of approximately 204 positions across all functional areas. Associated with the restructuring, several executive officers agreed to step down including the Company's Chief Financial Officer, Chief Scientific Officer and General Counsel.
        o In January 2007, John L. Higgins joined the Company as Chief Executive Officer, President and in March 2007 was named a member of its board of directors.
        o In November 2006, Ligand announced initiation of clinical trials for LGD-4665, an oral, small-molecule drug that mimics the activity of thrombopoietin (TPO), a growth factor that promotes growth and production of blood platelets.
        o In November 2006, noteholders of Ligand's outstanding 6% convertible subordinated notes, in the aggregate principal amount of $128.2 million, converted all of the notes into 20.8 million shares of common stock. Accrued interest and unamortized debt issue costs related to the converted notes of $0.2 million and $1.0 million, respectively, were recorded as additional paid-in capital. Ligand currently has approximately 101.0 million shares outstanding.
        o In October 2006, Ligand completed the sale of its oncology product line to Eisai Co., Ltd. (placeCityTokyo) and Eisai Inc. (placeStateNew Jersey) for $205.0 million. Of this, $185.0 million was received in cash and $20.0 million was placed into escrow. The sale included Ligand's four marketed oncology drugs ONTAK(R) (denileukin diftitox), Targretin(R)

             (bexarotene) capsules, Targretin(R) (bexarotene) gel 1% and Panretin(R) (alitretinoin) gel 0.1%.

PROGRAM UPDATE
         The Company also provided the following update on the status and outlook of its key proprietary and partnered development programs.

    Proprietary Program Highlights:
        o LGD-4665, oral thrombopoietin (TPO) mimetic; as noted above, a Phase I clinical trial began in November 2006; the trial is expected to be completed in the fourth quarter of 2007.
        o    SARMs (selective androgen receptor modulators); as part of the alliance with TAP, the company has exercised options for
             development of certain compounds, and is engaged in preclinical research at this time. Ligand anticipates advancing its lead drug candidate, LGD-3303, into clinical studies in 2008.
        o SGRMs (selective glucocorticoid receptor modulators): Although the overall program will continue to advance, the Company has determined not to pursue further development of LGD-5552, as Good Laboratory Practice studies failed to demonstrate desired preclinical safety characteristics. The Company expects to optimize other potential drug candidates to advance to clinical studies.

       Partnered Program Highlights:
        o TPO Mimetics: Ligand's partner GlaxoSmithKline has completed a Phase II/III trial and initiated another Phase III trial with eltrombopag (Promacta)for idiopathic thrombocytopenic purpura. GlaxoSmithKline plans to initiate a Phase III trial in 2007 for hepatitis C.
        o SERMs (selective estrogen receptor modulators): Ligand's partner Wyeth, in the fourth quarter, reported positive Phase III trial data for bazedoxifene (Viviant) for osteoporosis, and bazedoxifene CE (Aprela) for menopause. Bazedoxifene (Viviant) currently has a PDUFA date in April 2007, and an NDA filing for bazedoxifene CE (Aprela)is expected in late 2007.
        o SARMs (selective androgen receptor modulators): Ligand's partner TAP is continuing its Phase I trial with the LGD-2941 program for osteoporosis and frailty.

CONFERENCE CALL
         Ligand management will host a conference call today to discuss this announcement and answer questions; the call will begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone, please dial
(800)323-0845 from the U.S. or (760)634-8407 from outside the U.S. A replay of the call will be available until March 17, 2007 at 5:30 p.m. Eastern by dialing
(800) 642-1687 from the U.S. or (760)645-9291 from outside the U.S., and entering passcode 2147471. Individual investors can access the Webcast through CCBN's Individual Investor Center at www.earnings.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the Webcast via CCBN's password-protected event management site, StreetEvents (WWW.STREETEVENTS.COM).

ABOUT LIGAND PHARMACEUTICALS
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hepatitis C, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on AVINZA(R) from King Pharmaceuticals or any other partnered products or from research and development milestones, and we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. In addition, we may have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, we may not be able to complete our reductions in workforce on any particular or expected timeframe, we may not realize significant operating savings due to our restructuring, we may not be able to successfully or timely complete a transformation of the company, our early stage programs or any specific business or research initiative(s). In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. Also, the Company's Board of Directors has not completed the analyses necessary to determine the amount and timing of return of cash to stockholders. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via WWW.NASDAQ.COM as well as in Ligand's public periodic filings with the Securities and Exchange Commission at WWW.SEC.GOV Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                               [Tables to follow]

                                       LIGAND PHARMACEUTICALS INCORPORATE
                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (in thousands, except share data)

                                                     THREE MONTHS ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                  -------------------------------------  --------------------------------------
                                                          2006               2005                       2006                2005
                                                      -----------------  ------------------  --------------------------------------
REVENUES:                                                     (unaudited)
  Product sales                                   $       34,130      $      33,426       $     136,983      $     112,793
  Collaborative research and development and
   other revenues, net                                       --              2,273               3,977             10,217
                                                  -----------------  ------------------  -----------------  -------------------
           Total revenues                                 34,130             35,699             140,960            123,010
                                                  -----------------  ------------------  -----------------  -------------------
                                                  -----------------  ------------------  -----------------  -------------------
OPERATING COSTS AND EXPENSES:
  Cost of products sold                                   5,874              5,103              22,642             23,090
  Research and development                               12,913              9,309              41,926             33,096
  Selling, general and administrative                    21,671             13,035              79,748             56,168
  Co-promotion                                            3,799             10,029              37,455             32,501
  Co-promote termination charges                        (11,902)                --             131,078                 --
                                                  -----------------  ------------------  -----------------  -------------------
          Total operating costs and expenses             32,355             37,476             312,849            144,855
                                                  -----------------  ------------------  -----------------  -------------------

Gain on sale leaseback                                    3,119                 --               3,119                 --
                                                  -----------------  ------------------  -----------------  -------------------

Income (loss) from operations                             4,894             (1,777)           (168,770)           (21,845)
                                                  -----------------  ------------------  -----------------  -------------------

Other expense, net                                         (388)            (1,876)             (5,503)            (9,625)
Income tax benefit                                       36,124                 --              38,414                  --
                                                  -----------------  ------------------  -----------------  -------------------

Income (loss) from continuing operations                 40,630             (3,653)           (135,859)           (31,470)

Discontinued  operations                                100,734                931             104,116             (4,929)
                                                  -----------------  -------------------  ---------------   -------------------

            Net income (loss)                     $     141,364      $      (2,722)      $     (31,743)     $     (36,399)

BASIC PER SHARE AMOUNTS:
  Income (loss) from continuing operations        $        0.46      $       (0.05)      $       (1.69)     $       (0.43)
  Discontinued operations                                  1.15               0.01                1.30              (0.06)
                                                 ------------------   ------------------  ---------------   -----------------
  Net income (loss)                                        1.61              (0.04)              (0.39)     $       (0.49)
                                                 ------------------   ------------------  ---------------   -----------------
Weighted average number of common shares             87,677,662          74,057,555           80,618,528         74,019,501

DILUTED PER SHARE AMOUNTS:
  Income (loss) from continuing operations        $       0.42       $       (0.05)       $      (1.69)     $       (0.43)
  Discontinued operations                                 1.00                0.01                1.30              (0.06)
                                                -------------------   ------------------  ----------------  -----------------
Net income (loss)                                 $       1.42       $       (0.04)              (0.39)     $       (0.49)
                                                -------------------   ------------------  ----------------  -----------------
  Weighted average number of common shares          100,460,489          74,057,555          80,618,528          74,019,501


                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)




                                                                DECEMBER 31, 2006               DECEMBER 31, 2005
ASSETS                                                          -------------------             -------------------
Current assets:
  Cash, cash equivalents, short-term investments, and restricted

    cash                                                          $       210,662          $             86,930
  Other current assets                                                     24,895                        46,037
                                                                  -----------------------  ------------------------
            Total current assets                                          235,557                       132,967
    Restricted investments                                                  1,826                         1,826
    Property and equipment, net                                             5,551                        22,483
    Acquired technology, product rights and royalty buy-down,              83,083
      net                                                                                               146,770
    Other assets                                                               36                        10,573
                                                                   -----------------------  -----------------------
              Total assets                                        $       326,053          $            314,619
                                                                  =======================  ========================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current  liabilities, excluding deferred revenue, deferred gain,
      co-promote termination liability, and debt                  $        60,936          $             77,348
    Current portion of deferred revenue, net                               57,981                       157,519
    Current portion of deferred gain                                        1,964                            --
    Current portion of co-promote termination liability                    12,179                            --
    Current portion of debt                                                37,750                           344
                                                                  -----------------------  -----------------------
                                                                  -----------------------  -----------------------
          Total current liabilities                                       170,810                       235,211
    Long-term debt                                                             --                       166,745
    Long-term portion of co-promote termination liability                  81,149                            --
    Long-term portion of deferred gain                                     27,220                            --
    Other long-term liabilities                                             7,177                        10,737
    Common stock subject to conditional redemption                         12,345                        12,345
    Stockholders' equity (deficit)                                         27,352                      (110,419)
                                                                  -----------------------  -----------------------
        Total liabilities and stockholders' equity (deficit)      $       326,053          $            314,619
                                                                   =======================  =======================










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